CUSIP No. 44913M105	SCHEDULE 13D
Exhibit 99.1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $.001 par value per share, of Hypercom Corporation, a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.
     In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 12th day of November, 2007.

Alex Meruelo Living Trust
By:	/s/ Alex Meruelo
Alex Meruelo, Trustee

/s/ Alex Meruelo
Alex Meruelo

/s/ Luis Armona
Luis Armona